News Release
The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

JON MOELLER APPOINTED CHAIRMAN OF P&G BOARD OF DIRECTORS
Executive Chairman David Taylor to Retire
CINCINNATI, April 14, 2022 – The Procter & Gamble Company (NYSE:PG) today announced that Jon R. Moeller has been appointed Chairman of the Board, effective July 1, 2022.  Moeller assumes the position in addition to his role as President and Chief Executive Officer following the retirement of current Executive Chairman David Taylor.
“I want to recognize and thank David for his leadership of P&G over the last seven years as well as for his 40-plus years of service to the company,” said Mr. Moeller. “We have much to thank him for. Among other things, David committed P&G to achieve balanced top and bottom-line growth, completed the restructuring of our portfolio, and led our most important organization change in decades. We are well-positioned to continue to serve consumers around the world with noticeably superior offerings that improve their lives.”
In addition to Moeller’s appointment, the Board of Directors reappointed Joseph Jimenez as Lead Director of the Board.
Taylor served as CEO from 2015 to 2021. As Executive Chairman, Taylor led the Board of Directors and provided advice and counsel to the CEO and P&G’s leadership on company decisions.
Moeller joined P&G in 1988. Prior to becoming CEO in 2021, he had been an integral part of P&G's leadership team for well over two decades. Moeller was P&G’s Chief Operating Officer, with profit/loss responsibility for P&G’s Enterprise Markets (Latin America, India, Middle East, Africa, Southeast Asia and Eastern Europe). He also led the company’s Investor Relations, Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, and Distribution efforts. Before COO, he held the role of P&G’s Chief Financial Officer for more than 12 years.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
#   #   #
P&G Media Contact:
Damon Jones
+1-513.983.0190
jones.dd@pg.com
P&G Investor Relations Contact:
John Chevalier
+1-513.983.9974